Exhibit 99.1

NOW Inc. Announces Appointment of Sonya Reed to the Board of Directors

HOUSTON—(BUSINESS WIRE)—August 12, 2021--NOW Inc. (NYSE:DNOW) announced today that Sonya Reed has been appointed to the Company’s Board of Directors effective August 11, 2021. Ms. Reed’s term will expire at the 2022 annual stockholders’ meeting.

Ms. Reed has served as the Senior Vice President of Human Resources and Corporate Communications of Phillips 66, a publicly traded company listed on the New York Stock Exchange, since 2015. From 2011 to 2015, Ms. Reed was with General Cable, where she last served as Executive Vice President, Chief Human Resources Officer. Ms. Reed began her career at Zurich Financial Services, where she held several positions of increasing responsibility, the last of which was Vice President of Human Resources of their Latin American business. Ms. Reed received a Bachelor of Science in Economics from Arizona State University, and completed advanced studies at the University of Cambridge in England and the Complutense University of Madrid.

David Cherechinsky, NOW Inc.’s President and Chief Executive Officer, said “We are excited to welcome Sonya Reed to the NOW Inc. Board of Directors. Sonya brings extensive experience to the board and the Company. We are confident she will provide valuable perspectives as we continue to execute our strategy and enhance value for all DNOW stockholders.”

Dick Alario, NOW Inc.’s Chairman of the Board, said “The addition of Ms. Reed to our Board complements our board of directors’ skills and experiences. Her appointment is also in keeping with our commitment to increase the gender and racial diversity of DNOW’s Board of Directors. Sonya will be a valuable addition to the Board and I am delighted to welcome her.”

With the appointment of Ms. Reed, the Company’s Board of Directors is now comprised of eight Directors, seven of whom are external and independent including the Chairman of the Board of Directors, two of which are women and one of which is of an ethnically diverse background.

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and DNOW brands. Through its network of approximately 195 locations and 2,450 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Source: NOW Inc.

NOW Inc.

Brad Wise, (281) 823-4006

Vice President of Digital Strategy and Investor Relations